Midwest Holding Inc. Reports Fourth Quarter and Full-Year 2022 Results

LINCOLN, Neb., March 27, 2023 / PR Newswire/ -- Midwest Holding Inc. (“Midwest”) (NASDAQ: MDWT), today announced financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter and Full Year 2022 Highlights:

●	GAAP net income for the year was $7.1 million compared with a $16.6 million net loss recorded in 2021. GAAP earnings were $1.88 per share (diluted) versus a ($4.45) per share (diluted) loss in the prior year. For the fourth quarter 2022, a GAAP net loss of $(9.7) million was incurred compared to a loss of $(7.0) million in the prior year fourth quarter driven by lower investment income from other invested assets and an increase in other expenses related to legal and other fees paid related to the establishment of the line of credit and reinsurance in the quarter.
●	GAAP total revenue for the year was $30.0 million compared with revenue of $30.1 million in 2021, driven by an increase in investment income from growth in invested assets retained, higher policy administration fees and growing amortization of deferred ceding commissions, offset by unrealized losses on derivatives compared to gains in the prior year.
●	Annuity direct written premium under statutory accounting principles (“SAP”), a non-GAAP measure, was up 51.8% to $715.8 million from $471.6 million in 2021 reflecting strong growth throughout 2022, from a focus on distribution and pricing. The mix of new business was 56% Multi-Year Guaranteed Annuities (MYGA) and 44% Fixed Indexed Annuities (FIA).
●	Authority to write business obtained in Florida and Georgia along with product approvals in Florida, North and South Dakota.
●	Ceded premiums (SAP), a non-GAAP measure, were $311.3 million compared to $237.4 million in the prior year. The rate for the year, or that portion of our written premium that we reinsured, was 43.5% compared to 50.3% in the prior year.
●	Total expenses decreased to $21.7 million from $41.9 million in the prior year benefiting from negative interest credited due to the value of the options embedded in our liabilities and from a gain on the mark to market value of the options allowance included in other operating expenses. On a non-GAAP basis, total expenses have increased from variable costs associated with increased premiums written related to technology, distribution, product fees and premium taxes along with expenses related to state expansion and capital initiatives. Salaries and benefits increased with the addition, repositioning and retention of personnel to support growth and manage a tighter labor market.
●	Invested assets grew to $1,615.0 million at year-end 2022 compared with $975.5 million at year- end 2021. The retained portfolio was $812 million at the end of December 31, 2022 compared to $414 million at the end of the prior year. Third party assets under management were $502 million at year-end compared to $405 million in prior year.
●	Effective February 28, 2023, reinsurer American Republic Insurance Company (“AEG”) elected not to extend its commitment period for reinsuring liabilities under its Modified Coinsurance Agreement (the “AEG Agreement”). AEG had previously been taking a 20% quota share of certain liabilities with respect to Midwest’s MYGA-5 business as well as a 20% quota share of certain liabilities with respect to our FIA products and, as a result of the election, its quota share with respect to both MYGA and FIA policies is 0% going forward. The AEG Agreement remains in place, and AEG remains responsible for previously ceded liabilities.

Georgette Nicholas, CEO of Midwest noted, "We are excited about the execution and progress we have made in 2022. The results reflect the actions we took to position the Company for growth. We have been focusing on distribution, pricing, products, investment management, and reinsurance.  We are investing in technology and foundational capabilities to strengthen the business.  We continue to see strong trends in premiums written and are very excited to add Florida and Georgia to our state footprint for this year. We are focused on continued execution and growth in 2023."

Ms. Nicholas concluded: "Our opportunities are substantial to build the platform and to deliver on our commitment to deliver value to shareholders."

Full-Year 2022 versus Full-Year 2021 on a GAAP basis

Midwest reported net income of $7.1 million for 2022. This compares with the $(16.6) million net loss in the prior year. On a diluted, per-share basis, this year’s net income was $1.88 compared with a loss of ($4.45) reported in 2021.

Investment income rose in 2022 to $35.1 million from $15.7 million in the prior year Driving the change was an increase in invested assets as well as performance on those assets, benefiting from sourcing assets with a higher yield – generating approximately a 2.2% return on the investment portfolio.

Amortization of deferred gain on reinsurance reached $4.8 million compared with $3.0 million in 2021 due to growth in the deferred gain on co-insurance on the balance sheet to $38.1 million compared to $28.6 million , which reflects ceding commission received on reinsurance with third parties.

Service fee revenue was consistent at $2.4 million in 2022 from $2.3 million in 2021. Service fee revenue consists of fee revenue generated by our wholly owned asset manager, 1505 Capital, for asset-management services provided to third-party clients.

Policy administration fee revenue for the year was $2.1 million in 2022 versus $0.8 million in 2021. Policy administration fee revenue is generated by providing ancillary services, such as policy administration, to third partie,s and policy surrender charges. The increase was correlated with growth in policies written.

Our expenses were $21.7 million in the year compared with $41.9 million in the prior year. Contributing to the decrease was significant negative interest credited, as well as mark to market expense which is included in other operating expenses. On a non-GAAP basis, total expenses have increased from variable costs associated with increased premiums written related to technology, distribution, product fees and premium taxes along with expenses related to state expansion and capital initiatives. Salaries and benefits increased with the addition, repositioning and retention of personnel to support growth and manage a tighter labor market.

Q4 2022 versus Q4 2021 on a GAAP basis

Midwest reported GAAP net loss of $(9.7) million in the fourth quarter of 2022 compared to a $(7.0) million GAAP net loss incurred in the fourth quarter of 2021. On a per-share basis, this year's quarterly net loss was $ (2.62) compared with the $ (0.82) per-share loss reported in the fourth quarter of 2021.

Investment income in 2022's fourth quarter was $5.4 million compared with $3.4 million in the prior year's fourth quarter, driven by the increase in invested assets and portfolio retained along with yield improvement from a rising rate environment. We did see a lower return from other invested assets in the fourth quarter.

Amortization of deferred gain on reinsurance reached $1.6 million in the fourth quarter of 2022 compared with $1.3 in the fourth quarter of 2021 primarily due to growth of the deferred gain on co-insurance on our balance sheet.

Service fee revenue from assets under management was $0.7 million versus $0.6 million in the prior fourth quarter.

Policy charges revenue for the fourth quarter was $0.7 million in 2022 versus less than $0.1 million in fourth quarter 2021 given growth in policies written.

Our total expenses on a GAAP basis were $12.1 million versus $20.0 million in the prior year fourth quarter. Total expenses were helped by reduced salaries and benefits expenses, as well as lower interest credited of negative $(3.7) million compared to $5.1 million in the prior year. Salaries and benefits were $3.8 million in Q4 2022 compared to $5.5 million in Q4 2021 as we continue to seek operational improvement.

Guidance

We continue to see a growing fixed annuity market with new competitors and various movement in pricing. Our focus is to maintain a competitive position on pricing and service to continue sales momentum in 2023. Given where we are in the first quarter of 2023, we anticipate premiums for the quarter will be consistent with the fourth quarter of 2022.

State expansion efforts remain a key priority. We are excited to begin writing business in Florida, where we were granted approval to conduct business in late December along with Georgia, where we received approval at the end of February. We have obtained our product approvals in Florida and will be working to obtain those in Georgia. We anticipate that the addition of these states could add approximately 33% growth to our existing premium written. We have other active state applications in process and will provide updates as they progress.

Given our start for 2023, we estimate that premiums written for 2023 to be in the range of $800 million to $850 million (SAP) as of now.   As we begin to get Florida and Georgia moving, we expect that to increase depending on how quickly agents begin writing new business. We are focused on improving our FIA production this year and expect the mix in product sales to be 60% towards FIA and 40% MYGA.

The goal is to cede, on average, approximately 70-90% of our premium in a year to generate ceded commission fees and manage capital, although through fourth quarter we ceded approximately 47%. We would expect to cede approximately 55-65% in 2023 given the demand from reinsurance partners is strong. We have capacity in place to cover anticipated written premium through existing partners along with additional potential reinsurance transactions in the pipeline.

We continue to focus on expense management, making key investments to support growth of the business and bring efficiencies with technology. We anticipate general and administrative expenses on a management basis, a non-GAAP measure, to be approximately $30 to $32 million for the full year 2023.

Q4 2021 Key Performance Indicators and Non-GAAP Financial Measures

In addition to GAAP measures, Midwest’s management utilizes a series of key performance indicators (KPI’s) and non-GAAP measures to, among other things:

•	monitor and evaluate the performance of our business operations and financial performance;
•	facilitate internal comparisons of the historical operating performance of our business operations;
•	review and assess the operating performance of our management team;
•	analyze and evaluate financial and strategic planning decisions regarding future operations;
•	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments; and
●	facilitate comparison of results between periods and to better understand the underlying historical trends in our business and prospects.

These non-GAAP measures are not a substitute for GAAP measures; however, management believes that when used in conjunction with the GAAP measures, the non-GAAP measures can contribute to investors’ understanding of the progress of our business. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP financial measures should be considered along with, but not as alternatives to, our operating performance measures as prescribed by GAAP.

Annuity Premiums (a KPI)

For the fourth quarter of 2022, annuity direct written premiums were $206.2 million compared with $104.2 million in the fourth quarter of 2021. Ceded premiums were $97.5 million in 2022’s fourth quarter compared to $43.8 million in the fourth quarter of 2021. Of the fourth-quarter 2022 sales of $206.2 million, 66% was in the MYGA category and the remaining 34% consisted of sales of Fixed Indexed Annuities.

For the full year 2022, annuity direct written premiums were $715.8 million up from $471.6 million for 2021, a 52% increase. Ceded premium was $311.3 million in 2022 compared to $237.4 million in 2021. Of the 2022 sales of 56% was in the MYGA category and the remaining 44% consisted of sales of Fixed Indexed Annuities.

Fees Received for Reinsurance (a KPI)

We use this non-GAAP figure to measure the progress of our effort to secure third-party capital to back our reinsurance programs. Fees Received for Reinsurance sums two components: Amortization of deferred gain on reinsurance, which is a line item in our Consolidated Statements of Comprehensive Loss, and deferred coinsurance ceding commission, which is a line item in our GAAP consolidated Statement of Cash Flows.

For the fourth quarter of 2022, fees received for reinsurance totaled $4.2 million compared with $2.1 million in the fourth quarter of 2021. For the full year 2022, fees received for reinsurance totaled $14.3 million compared to $13.4 million in 2021.

General and Administrative Expenses (a non-GAAP measure)

We monitor this figure to track our overhead. It includes salary and benefits and other operating expenses; however, it excludes non-cash stock-based compensation and the non-cash mark-to-market-adjustment of our option budget allowance.

G&A expense in 2022 rose to $35.0 million from $24.6 million in the prior year. Total expenses have increased from variable costs associated with increased premiums written related to technology, distribution, product fees and premium taxes along with expenses related to state expansion and capital initiatives. Salaries and benefits increased with the addition, repositioning and retention of personnel to support growth and manage a tighter labor market.

Management Expenses (a non-GAAP measure)

We use this figure to monitor the expenses of our business on a cash basis. Importantly, we exclude from the calculation of management expenses the index interest credited related to our Fixed Indexed Annuities because this expense is fully hedged. Instead, we add back to Management Expenses the period’s amortization of options previously purchased to provide this hedge. We view this amortized cost as our true cost of funds. Management Expenses also excludes the mark-to-market adjustment of our option budget allowance as that is recorded as a component of other operating expense.

Management expenses for 2022 were $55.6 million compared with $36.3 million in the prior year. Principal drivers of the increase were higher interest credited and increases in expenses from retained premiums along with increase in G&A noted above.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this release constitute forward-looking statements. These statements are based on management's expectations, estimates, projections and assumptions. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend," or "continue," the negative of these terms, or other comparable terminology used in connection with any discussion of future operating results or financial performance. These statements are only predictions and reflect our management's good faith present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Factors that may cause our actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include among others, the following possibilities:

●	our business plan, particularly including our reinsurance strategy, may not prove to be successful;
●	our reliance on third-party insurance marketing organizations to market and sell our annuity insurance products through a network of independent agents;
●	adverse changes in our ratings obtained from independent rating agencies;
●	failure to maintain adequate reinsurance;

●	our inability to expand our insurance operations outside the 24 states and District of Columbia in which we are currently licensed;
●	our annuity insurance products may not achieve significant market acceptance;
●	we may continue to experience operating losses in the foreseeable future;
●	the possible loss or retirement of one or more of our key executive personnel;
●	intense competition, including the intensification of price competition, competitive pressures from established insurers with greater financial resources, the entry of new competitors, and the introduction of new products by new and existing competitors;
●	adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates and tax treatment of insurance products;
●	fluctuations in interest rates causing a reduction of investment income or increase in interest expense and in the market value of interest-rate sensitive investment;
●	failure to obtain new customers, retain existing customers, or reductions in policies in force by existing customers;
●	higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures;
●	changes in our liquidity due to changes in asset and liability matching;
●	possible claims relating to sales practices for insurance products; and
●	lawsuits in the ordinary course of business.

Earnings Teleconference information and Details

Midwest Holding has announced plans to host a conference call to discuss financial and operating results for the fourth quarter and full year 2022 on March 28, 2023, at 8:30 a.m. Eastern Time. The Company also posted those results on the investor relations section of its website at https://ir.midwestholding.com after the close of the financial markets on March 27, 2023.

To register for this conference call, please go to this link .   Registrants will receive confirmation with dial-in details.

The call may also be accessed via webcast, using this link .

A replay of the webcast will be made available after the call on the Investor Relations page of the Company's website at https://ir.midwestholding.com

About Midwest Holding Inc.

Midwest Holding Inc. is a growing, technology-enabled, services-oriented annuity platform. Midwest designs and develops annuity products that are distributed through independent distribution channels, to a large and growing demographic of U.S. retirees. Midwest originates, manages and typically transfers these annuities through reinsurance arrangements to asset managers and other third-party investors. Midwest also provides the operational and regulatory infrastructure and expertise to enable asset managers and third-party investors to form and manage their own reinsurance capital vehicles.

For more information, please visit www.midwestholding.com

Investor contact: ir@midwestholding.com

Media inquiries: press@midwestholding.com

Consolidated Balance Sheets
(in thousands)

	December 31, 2022	December 31, 2021
(In thousands, except share information)
Assets
Fixed maturities, available for sale, at fair value (amortized cost: $1,269,735 and $679,921, respectively) (See Note 3)	$1,214,635	$683,296
Mortgage loans on real estate, held for investment	227,047	183,203
Derivative instruments (See Note 4)	15,934	23,022
Equity securities, at fair value (cost: $10,256 in 2022 and $22,158 in 2021)	5,111	21,869
Other invested assets	112,431	35,293
Preferred stock	31,415	18,686
Deposits and notes receivable	8,359	10,071
Policy loans	25	87
Total investments	1,614,957	975,527
Cash and cash equivalents	191,414	142,013
Deferred acquisition costs, net	43,433	24,530
Premiums receivable	362	354
Accrued investment income	25,165	13,623
Reinsurance recoverables (See Note 8)	20,190	38,579
Property and equipment, net	1,897	386
Receivable for securities sold	10,518	19,732
Other assets	12,495	5,173
Total assets	$1,920,431	$1,219,917
Liabilities and Stockholders’ Equity
Liabilities:
Benefit reserves	$12,945	$12,941
Deposit-type contracts (See Note 6)	1,743,348	1,075,439
Other policy-holder funds	4,105	238
Notes payable (See Note 7)	25,000	—
Deferred gain on coinsurance transactions	38,063	28,589
Payable for securities purchased	8,872	5,546
Other liabilities	53,721	11,408
Total liabilities	1,886,054	1,134,161
Stockholders’ Equity:
Preferred stock, $0.001 par value; authorized 2,000,000 shares; no shares issued and outstanding as of December 31, 2022 or December 31, 2021	—	—
Voting common stock, $0.001 par value; authorized 20,000,000 shares; 3,727,976 shares issued and outstanding as of December 31, 2022 and 3,737,564 at December 31, 2021, respectively; non-voting common stock, $0.001 par value, 2,000,000 shares authorized; no shares issued and outstanding December 31, 2022 and December 31, 2021, respectively	4	4
Additional paid-in capital	138,482	138,452
Treasury stock	(175)	(175)
Accumulated deficit	(63,019)	(70,159)
Accumulated other comprehensive (loss) income	(51,386)	2,634
Total Midwest Holding Inc.'s stockholders' equity	23,906	70,756
Noncontrolling interests	10,471	15,000
Total stockholders' equity	34,377	85,756
Total liabilities and stockholders' equity	$1,920,431	$1,219,917

Consolidated Statements of Comprehensive Loss
(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
(In thousands, except per share data)	2022	2021	2022	2021
Revenues
Investment income, net of expenses	$5,395	3,434	$35,115	$15,737
Net realized (loss) gain on investments (See Note 3)	(203)	10,456	(14,878)	7,752
Amortization of deferred gain on reinsurance transactions	1,565	1,312	4,816	3,022
Policy administration fees	732	1	2,130	842
Service fee revenue, net of expenses	734	605	2,366	2,343
Other revenue	367	202	500	367
Total revenue	8,590	16,009	30,049	30,063
Expenses
Interest credited	(3,704)	5,143	(10,193)	7,012
Benefits	861	5	3,206	6
Amortization of deferred acquisition costs	1,693	1,106	4,788	2,886
Salaries and benefits	3,830	5,460	16,196	16,926
Other operating expenses	9,401	8,335	7,661	15,104
Total expenses	12,081	20,050	21,658	41,934
Net income (loss) before income tax expense	(3,491)	(4,041)	8,391	(11,871)
Income tax expense (See Note 9)	(3,753)	(2,934)	(7,600)	(4,766)
Net income (loss) after income tax benefit (expense)	(7,244)	(6,975)	791	(16,637)
Less: Income attributable to noncontrolling interest	2,496	—	(6,349)	—
Net income (loss) attributable to Midwest Holding Inc.	(9,740)	(6,975)	7,140	(16,637)
Comprehensive income (loss):
Unrealized (losses) on investments arising during the year ended December 31, 2022 and 2021, net of offsets, net of tax ($10.4 million and $0.2 million, respectively)	508	(3,843)	(54,975)	(1,422)
Less: Reclassification adjustment for net realized losses on investments, net of offsets during the year ended December31, 2022 and 2021 (net of tax ($24.9 million) and $0.4 million, respectively)	1,049	(764)	955	(2,375)
Other comprehensive loss	1,557	(4,607)	(54,020)	(3,797)
Comprehensive loss	$(8,183)	$(11,582)	$(46,880)	$(20,434)

Impairment
Total other-than-temporary impairment	881	—	1,415	—
Net other-than-temporary impairment loss recognized in net income	$881	—	1,415	—

Income (Loss) per common share
Basic	$(2.62)	$(0.82)	$1.91	$(4.45)
Diluted	$(2.57)	$(0.82)	$1.88	$(4.45)

Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
(In thousands)	2022	2021
Cash Flows from Operating Activities:
Income (loss) attributable to Midwest Holding, Inc.	$7,140	$(16,637)
Adjustments to arrive at cash provided by operating activities:
Net premium and discount on investments	(11,548)	(1,244)
Depreciation and amortization	338	50
Stock options	29	4,981
Amortization of deferred acquisition costs	4,788	2,886
Deferred acquisition costs capitalized	(23,857)	(14,018)
Net realized loss on investments	14,878	(7,752)
Deferred gain on coinsurance transactions	9,474	10,390
Changes in operating assets and liabilities:
Reinsurance recoverable	29,015	(6,434)
Interest and dividends due and accrued	(11,542)	(6,816)
Premiums receivable	(8)	(40)
Deposit-type liabilities	3,431	24,371
Policy liabilities	3,872	239
Receivable and payable for securities	12,540	(14,185)
Other assets and liabilities	34,612	(1,129)
Net cash provided by (used in) operating activities	73,162	(25,338)
Cash Flows from Investing Activities:
Fixed maturities available for sale:
Purchases	(1,060,013)	(660,059)
Proceeds from sale or maturity	456,615	356,820
Mortgage loans on real estate, held for investment
Purchases	(110,381)	(160,714)
Proceeds from sale	69,365	72,064
Derivatives
Purchases	(24,112)	(23,944)
Proceeds from sale	3,232	14,578
Equity securities
Purchases	—	(22,097)
Proceeds from sale	16,986	—
Other invested assets
Purchases	(84,734)	(95,529)
Proceeds from sale	3,334	82,272
Purchase of restricted common stock	(806)	(500)
Preferred stock
Purchases	—	(14,926)
Proceeds from sale	23,579	—
Net change in policy loans	62	(41)
Net purchases of property and equipment	(1,835)	(331)
Net cash used in investing activities	(708,708)	(452,407)
Cash Flows from Financing Activities:
Net transfer to noncontrolling interest	(4,529)	15,000
Proceeds from term debt	25,000	—
Capital contribution	—	(121)
Receipts on deposit-type contracts	716,083	471,646
Withdrawals on deposit-type contracts	(51,607)	(18,446)
Net cash provided by financing activities	684,947	468,079
Net increase (decrease) in cash and cash equivalents	49,401	(9,666)
Cash and cash equivalents:
Beginning	142,013	151,679
Ending	$191,414	$142,013

Supplementary information
Cash paid for taxes	$2,870	$6,450

Supplemental Information – Reconciliation – Management Expenses to GAAP Expenses
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Management Expenses
G&A	$10,197	$7,274	$35,015	$24,632

Management interest credited	5,217	2,646	15,811	8,757
Amortization of deferred acquisition costs	1,693	1,105	4,788	2,886
Expenses related to retained business	6,910	3,751	20,599	11,643
Management expenses - total	$17,107	$11,025	$55,614	$36,275

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
G&A
Salaries and benefits - GAAP	$3,830	$5,460	$16,196	$16,926
Other operating expenses - GAAP	9,401	8,335	7,661	15,104
Subtotal	13,231	13,795	23,857	32,030
Adjustments:
Less: Stock-based compensation	(316)	(2,216)	(29)	(4,981)
Less: Mark-to-market option allowance	(2,718)	(4,305)	11,187	(2,417)
G&A	$10,197	$7,274	$35,015	$24,632

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Management Interest Credited
Interest credited - GAAP	$(3,704)	$5,143	$(10,193)	$7,012
Adjustments:
Less: FIA interest credited - GAAP	6,047	(4,132)	17,171	(4,169)
Add: FIA options cost - amortized - GAAP	2,874	1,634	8,833	5,914
Management interest credited	$5,217	$2,645	$15,811	$8,757

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Reconciliation - Management Expenses to GAAP Expenses
Total expenses - GAAP	$12,081	$20,050	$21,658	$41,934
Adjustments:
Less: Benefits	(861)	(6)	(3,206)	(6)
Less: Stock-based compensation	(316)	(2,216)	(29)	(4,981)
Less: Mark-to-market option allowance	(2,718)	(4,305)	11,187	(2,417)
Less: FIA interest credited - GAAP	6,047	(4,132)	17,171	(4,169)
Add: FIA options cost - amortized - GAAP	2,874	1,634	8,833	5,914
Management expenses - total	$17,107	$11,025	$55,614	$36,275